Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-161925) pertaining to the Nashua Corporation Employees’ Savings Plan of Cenveo, Inc. of our report, dated June 19, 2009, with respect to the financial statements of the Nashua Corporation Employees’ Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2008.

/s/ ERNST & YOUNG LLP
June 29, 2010